EXHIBIT 10.4

ESCROW AGREEMENT

This Escrow Agreement dated this 19th day of October, 2009 (the “Escrow Agreement”), is entered into by and among Alfacell Corporation, a Delaware corporation (the “Company”), James McCash (the “Escrow Representative”), as representative of the Escrow Parties (as defined herein) (the Escrow Representative and the Company together, the “Parties,” and individually, a “Party”), and Wells Fargo Bank, National Association, as escrow agent (the “Escrow Agent”).

RECITALS

WHEREAS, the Company, the Mary M. McCash Trust Declaration Declared October 20, 2008, the Michael J. McCash Living Trust, Colleen A. Lowe, Corinne M. Poquette and David J. McCash (collectively, the “McCash Purchasers”) and Charles Muniz (together with the McCash Purchasers, the “Escrow Parties”) are parties to that certain Securities Purchase Agreement dated as of the date hereof by and among the Company and the investors identified therein (the “Purchase Agreement”);

WHEREAS, the Escrow Representative has been appointed pursuant to the Purchase Agreement as representative of the Escrow Parties pursuant to the Purchase Agreement to act on their behalf herein;

WHEREAS, the Purchase Agreement provides that an escrow account shall be established to ensure that the Escrow Property (as defined herein) is used solely to satisfy obligations of the Company owed to clinical research organizations, hospitals, doctors and other vendors and service providers associated with the clinical trials which the Company intends to conduct for its Onconase product subject to the limitations, and in the manner provided, in this Escrow Agreement; and

WHEREAS, simultaneously with the closing of the transactions contemplated by the Purchase Agreement and pursuant to the terms of the Purchase Agreement, the Escrow Representative shall place One Million Six Hundred Thousand Dollars ($1,600,000) (the “Escrow Property”) in escrow, and the Escrow Agent agrees to hold and distribute such funds in accordance with the terms of this Escrow Agreement.

NOW THEREFORE, in consideration of the promises and agreements of the Parties and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties and the Escrow Agent agree as follows:

ARTICLE 1
ESCROW DEPOSIT

Section 1.1.

Receipt of Escrow Property.  Upon execution hereof, the Escrow Representative shall deliver to the Escrow Agent the Escrow Property in immediately available funds for the benefit of the Company in accordance with the terms herein.

Section 1.2.

Investments.

(a)

The Escrow Agent is hereby authorized and directed to deposit, transfer, hold and invest the Escrow Property and any investment income thereon as set forth in Exhibit A hereto, or as set forth in any subsequent written instruction signed by the Company. Any investment earnings and income on the Escrow Property shall become part of the Escrow Property, and shall be disbursed in accordance with Section 1.3 or Section 1.5 of this Escrow Agreement.

(b)

The Escrow Agent is hereby authorized and directed to sell or redeem any such investments as it deems necessary to make any payments or distributions required under this Escrow Agreement. The Escrow Agent shall have no responsibility or liability for any loss which may result from any investment or sale of investment made pursuant to this Escrow Agreement.  The Escrow Agent is hereby authorized, in making or disposing of any investment permitted by this Escrow Agreement, to deal with itself (in its individual capacity) or with any one or more of its affiliates, whether it or any such affiliate is acting as agent of the Escrow Agent or for any third person or dealing as principal for its own account. The Parties acknowledge that the Escrow Agent is not providing investment supervision, recommendations, or advice.

Section 1.3.

Disbursements.

(a)

The Parties hereby agree that the Escrow Property shall be disbursed only to satisfy obligations of the Company owed to clinical research organizations, hospitals, doctors, vendors and other service providers associated with the clinical trials which the Company intends to conduct for its Onconase product (the “Disbursement Conditions”); provided further that the Company shall, upon written request received from the Escrow Representative, provide reasonable documentation evidencing satisfaction of the Disbursement Condition to the Escrow Representative.

(b)

Upon receipt of joint written instructions certifying that the Disbursement Conditions have been met, substantially in the form of Exhibit B hereto executed by both the Company and the Escrow Representative (the “Disbursement Instructions”) the Escrow Agent agrees to disburse the amount or amounts indicated in the Disbursement Instructions, to the account or accounts so indicated therein. Such remittance shall be made by wire transfer.

(c)

Within five (5) business days following receipt of reasonable documentation evidencing satisfaction of the Disbursement Conditions as set forth in Section 1.3(a) above, the Escrow Representative shall execute and deliver the Disbursement Instructions to the Escrow Agent; provided that the Escrow Representative shall only withhold executing and delivering such Disbursement Instructions on a good faith determination by the Escrow Representative that the amount or amounts indicated in the Disbursement Instructions are not reasonably related to the clinical trials which the Company intends to conduct for its Onconase product.

Section 1.4.

Income Tax Allocation and Reporting.

(a)

The Parties agree that, for tax reporting purposes, all interest and other income from investment of the Escrow Property shall, as of the end of each calendar year and to the extent required by the Internal Revenue Service, be reported as having been earned by the Company, whether or not such income was disbursed during such calendar year.

(b)

Prior to closing, the Parties shall provide the Escrow Agent with certified tax identification numbers by furnishing appropriate forms W-9 or W-8 and such other forms and documents that the Escrow Agent may request. The Parties understand that if such tax reporting documentation is not provided and certified to the Escrow Agent, the Escrow Agent may be required by the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, to withhold a portion of any interest or other income earned on the investment of the Escrow Property.

(c)

To the extent that the Escrow Agent becomes liable for the payment of any taxes in respect of income derived from the investment of the Escrow Property, the Escrow Agent shall satisfy such liability to the extent possible from the Escrow Property. The Parties, jointly and severally, shall indemnify, defend and hold the Escrow Agent harmless from and against any tax, late payment, interest, penalty or other cost or expense that may be assessed against the Escrow Agent on or with respect to the Escrow Property and the investment thereof unless such tax, late payment, interest, penalty or other expense was directly caused by the gross negligence or willful misconduct of the Escrow Agent. The indemnification provided by this Section 1.4(c) is in addition to the indemnification provided in Section 3.1 and shall survive the resignation or removal of the Escrow Agent and the termination of this Escrow Agreement.

Section 1.5.

Termination.  This Escrow Agreement shall terminate on the earlier of (i) the date all of the Escrow Property has been disbursed in accordance with Section 1.3(b) hereof and (ii) April 19, 2011, at which time the Escrow Agent is authorized and directed to disburse the Escrow Property, if any, including any interest and investment earnings thereon, to the Company pursuant to wire instructions set forth on Schedule 1.5 and this Escrow Agreement shall be of no further force and effect except that the provisions of Sections 1.4(c), 3.1 and 3.2 hereof shall survive termination.

ARTICLE 2
DUTIES OF THE ESCROW AGENT

Section 2.1.

Scope of Responsibility.  Notwithstanding any provision to the contrary, the Escrow Agent is obligated only to perform the duties specifically set forth in this Escrow Agreement, which shall be deemed purely ministerial in nature. Under no circumstances will the Escrow Agent be deemed to be a fiduciary to any Party or any other person under this Escrow Agreement. The Escrow Agent will not be responsible or liable for the failure of any Party to perform in accordance with this Escrow Agreement. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of the terms and conditions of any other agreement, instrument, or document other than this Escrow Agreement, whether or not an original or a copy of such agreement has been provided to the Escrow Agent; and the Escrow

Agent shall have no duty to know or inquire as to the performance or nonperformance of any provision of any such agreement, instrument, or document. References in this Escrow Agreement to any other agreement, instrument, or document are for the convenience of the Parties, and the Escrow Agent has no duties or obligations with respect thereto. This Escrow Agreement sets forth all matters pertinent to the escrow contemplated hereunder, and no additional obligations of the Escrow Agent shall be inferred or implied from the terms of this Escrow Agreement or any other agreement.

Section 2.2.

Attorneys and Agents.  The Escrow Agent shall be entitled to rely on and shall not be liable for any action taken or omitted to be taken by the Escrow Agent in accordance with the advice of counsel or other professionals retained or consulted by the Escrow Agent.

Section 2.3.

Reliance.  The Escrow Agent shall not be liable for any action taken or not taken by it in accordance with the direction or consent of the Parties or their respective agents, representatives, successors, or assigns. The Escrow Agent shall not be liable for acting or refraining from acting upon any notice, request, consent, direction, requisition, certificate, order, affidavit, letter, or other paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, without further inquiry into the person’s or persons’ authority. Concurrent with the execution of this Escrow Agreement, the Parties shall deliver to the Escrow Agent authorized signers’ forms in the form of Exhibit C-1 and Exhibit C-2 to this Escrow Agreement.

Section 2.4.

Right Not Duty Undertaken.  The permissive rights of the Escrow Agent to do things enumerated in this Escrow Agreement shall not be construed as duties.

Section 2.5.

No Financial Obligation.  No provision of this Escrow Agreement shall require the Escrow Agent to risk or advance its own funds or otherwise incur any financial liability or potential financial liability in the performance of its duties or the exercise of its rights under this Escrow Agreement.

ARTICLE 3
PROVISIONS CONCERNING THE ESCROW AGENT

Section 3.1.

Indemnification.  The Parties, jointly and severally, shall indemnify, defend and hold harmless the Escrow Agent from and against any and all loss, liability, cost, damage and expense, including, without limitation, attorneys’ fees and expenses or other professional fees and expenses which the Escrow Agent may suffer or incur by reason of any action, claim or proceeding brought against the Escrow Agent, arising out of or relating in any way to this Escrow Agreement or any transaction to which this Escrow Agreement relates, unless such loss, liability, cost, damage or expense shall have been finally adjudicated to have been directly caused by the willful misconduct or gross negligence of the Escrow Agent. The provisions of this Section 3.1 shall survive the resignation or removal of the Escrow Agent and the termination of this Escrow Agreement.

Section 3.2.

Limitation of Liability.  THE ESCROW AGENT SHALL NOT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY (I) DAMAGES, LOSSES OR EXPENSES

ARISING OUT OF THE SERVICES PROVIDED HEREUNDER, OTHER THAN DAMAGES, LOSSES OR EXPENSES WHICH HAVE BEEN FINALLY ADJUDICATED TO HAVE DIRECTLY RESULTED FROM THE ESCROW AGENT’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OR (II) SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES OR LOSSES OF ANY KIND WHATSOEVER (INCLUDING WITHOUT LIMITATION LOST PROFITS), EVEN IF THE ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES AND REGARDLESS OF THE FORM OF ACTION.

Section 3.3.

Resignation or Removal.  The Escrow Agent may resign by furnishing written notice of its resignation to the Parties, and the Parties may remove the Escrow Agent by furnishing to the Escrow Agent a joint written notice of its removal along with payment of all fees and expenses to which it is entitled through the date of termination. Such resignation or removal, as the case may be, shall be effective thirty (30) days after the delivery of such notice or upon the earlier appointment of a successor, and the Escrow Agent’s sole responsibility thereafter shall be to safely keep the Escrow Property and to deliver the same to a successor escrow agent as shall be appointed by the Parties, as evidenced by a joint written notice filed with the Escrow Agent or in accordance with a court order. If the Parties have failed to appoint a successor escrow agent prior to the expiration of thirty (30) days following the delivery of such notice of resignation or removal, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon the Parties.

Section 3.4.

Compensation.  The Escrow Agent shall be entitled to compensation for its services as stated in the fee schedule attached hereto as Exhibit D, which compensation shall be paid by the Company. The fee agreed upon for the services rendered hereunder is intended as full compensation for the Escrow Agent's services as contemplated by this Escrow Agreement; provided, however, that in the event that the conditions for the disbursement of funds under this Escrow Agreement are not fulfilled, or the Escrow Agent renders any service not contemplated in this Escrow Agreement, or there is any assignment of interest in the subject matter of this Escrow Agreement, or any material modification hereof, or if any material controversy arises hereunder, or the Escrow Agent is made a party to any litigation pertaining to this Escrow Agreement or the subject matter hereof, then the Escrow Agent shall be compensated for such extraordinary services and reimbursed for all costs and expenses, including reasonable attorneys’ fees and expenses, occasioned by any such delay, controversy, litigation or event. If any amount due to the Escrow Agent hereunder is not paid within thirty (30) days of the date due, the Escrow Agent in its sole discretion may charge interest on such amount up to a rate equal to the lesser of seven percent (7%) per annum and the highest rate permitted by applicable law. The Escrow Agent shall have, and is hereby granted, a prior lien upon the Escrow Property with respect to its unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights, superior to the interests of any other persons or entities and is hereby granted the right to set off and deduct any unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights from the Escrow Property.

Section 3.5.

Disagreements.  If any conflict, disagreement or dispute arises between, among, or involving any of the parties hereto concerning the meaning or validity of any provision hereunder or concerning any other matter relating to this Escrow Agreement, or the Escrow

Agent is in doubt as to the action to be taken hereunder, the Escrow Agent is authorized to retain the Escrow Property until the Escrow Agent (i) receives a final non-appealable order of a court of competent jurisdiction or a final non-appealable arbitration decision directing delivery of the Escrow Property, (ii) receives a written agreement executed by each of the parties involved in such disagreement or dispute directing delivery of the Escrow Property, in which event the Escrow Agent shall be authorized to disburse the Escrow Property in accordance with such final court order, arbitration decision, or agreement, or (iii) files an interpleader action in any court of competent jurisdiction, and upon the filing thereof, the Escrow Agent shall be relieved of all liability as to the Escrow Property and shall be entitled to recover attorneys’ fees, expenses and other costs incurred in commencing and maintaining any such interpleader action. The Escrow Agent shall be entitled to act on any such agreement, court order, or arbitration decision without further question, inquiry, or consent.

Section 3.6.

Merger or Consolidation.  Any corporation or association into which the Escrow Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which the Escrow Agent is a party, shall be and become the successor escrow agent under this Escrow Agreement and shall have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.

Section 3.7.

Attachment of Escrow Property; Compliance with Legal Orders.  In the event that any Escrow Property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the Escrow Property, the Escrow Agent is hereby expressly authorized, in its sole discretion, to respond as it deems appropriate or to comply with all writs, orders or decrees so entered or issued, or which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction.  In the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the Parties or to any other person, firm or corporation, should, by reason of such compliance notwithstanding, such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

ARTICLE 4
MISCELLANEOUS

Section 4.1.

Successors and Assigns.  This Escrow Agreement shall be binding on and inure to the benefit of the Parties and the Escrow Agent and their respective successors and permitted assigns. No other persons shall have any rights under this Escrow Agreement.  No assignment of the interest of any of the Parties shall be binding unless and until written notice of such assignment shall be delivered to the other Party and the Escrow Agent and shall require the prior written consent of the other Party and the Escrow Agent (such consent not to be unreasonably withheld).

Section 4.2.

Escheat.  The Parties are aware that under applicable state law, property which is presumed abandoned may under certain circumstances escheat to the applicable state. The Escrow Agent shall have no liability to the Parties, their respective heirs, legal representatives, successors and assigns, or any other party, should any or all of the Escrow Property escheat by operation of law.

Section 4.3.

Notices.  All notices, requests, demands, and other communications required under this Escrow Agreement shall be in writing, in English, and shall be deemed to have been duly given if delivered (i) personally, (ii) by facsimile transmission with written confirmation of receipt, (iii) by overnight delivery with a reputable national overnight delivery service, or (iv) by mail or by certified mail, return receipt requested, and postage prepaid. If any notice is mailed, it shall be deemed given five business days after the date such notice is deposited in the United States mail. Any notice given shall be deemed given upon the actual date of such delivery. If notice is given to a party, it shall be given at the address for such party set forth below. It shall be the responsibility of the Parties to notify the Escrow Agent and the other Party in writing of any name or address changes. In the case of communications delivered to the Escrow Agent, such communications shall be deemed to have been given on the date received by the Escrow Agent.

If to the Company:

Alfacell Corporation
300 Atrium Drive
Somerset, New Jersey 08873
Tel: (732) 652-4525
Fax: (732) 652-4575
Attention: Charles Muniz

With a copy to (which shall not constitute notice):

Goodwin Procter LLP

The New York Times Building

620 Eighth Avenue

New York, New York 10018

Attention: Kevin Collins, Esq.

If to the Escrow Representative:

N 3820 South Grand Oak Drive

Iron Mountain, Michigan 49801

Attention: James McCash

Telephone: (906) 774-3315

Facsimile:

 (906) 774-3315

If to the Escrow Agent:

Wells Fargo Bank, National Association

45 Broadway, 14th Floor

New York, NY 10006

Attention: Matthew Sherman, Corporate, Municipal and Escrow Services

Telephone: (212) 515-1573

Facsimile:

 (212) 509-1716

Section 4.4.

Governing Law.  This Escrow Agreement shall be governed by and construed in accordance with the laws of the State of New York.

Section 4.5.

Entire Agreement.  This Escrow Agreement sets forth the entire agreement and understanding of the parties related to the Escrow Property.

Section 4.6.

Amendment.  This Escrow Agreement may be amended, modified, superseded, rescinded, or canceled only by a written instrument executed by the Parties and the Escrow Agent.

Section 4.7.

Waivers.  The failure of any party to this Escrow Agreement at any time or times to require performance of any provision under this Escrow Agreement shall in no manner affect the right at a later time to enforce the same performance.  A waiver by any party to this Escrow Agreement of any such condition or breach of any term, covenant, representation, or warranty contained in this Escrow Agreement, in any one or more instances, shall neither be construed as a further or continuing waiver of any such condition or breach nor a waiver of any other condition or breach of any other term, covenant, representation, or warranty contained in this Escrow Agreement.

Section 4.8.

Headings.  Section headings of this Escrow Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions of this Escrow Agreement.

Section 4.9.

Counterparts.  This Escrow Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original, and such counterparts shall together constitute one and the same instrument.

[The remainder of this page left intentionally blank.]

IN WITNESS WHEREOF, this Escrow Agreement has been duly executed as of the date first written above.

ALFACELL CORPORATION

By:	/s/ Charles Muniz
Name:	Charles Muniz
Title:	President, Chief Executive Officer
and Chief Financial Officer

ESCROW REPRESENTATIVE

By: /	s/ James McCash
Name:	James McCash

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Escrow Agent

By:	/s/ Matthew Sherman
Name:	Matthew Sherman
Title:	Vice President

S-1

EXHIBIT A

Agency and Custody Account Direction

For Cash Balances

Wells Fargo Money Market Deposit Accounts

Direction to use the following Wells Fargo Money Market Deposit Accounts for Cash Balances for the escrow account or accounts (the “Account”) established under the Escrow Agreement to which this Exhibit A is attached.

You are hereby directed to deposit, as indicated below, or as the Company shall direct further in writing from time to time, all cash in the Account(s) in the following money market deposit account of Wells Fargo Bank, National Association (Bank):

Wells Fargo Money Market Deposit Account (MMDA)

The Company understands that amounts on deposit in the MMDA are insured, subject to the applicable rules and regulations of the Federal Deposit Insurance Corporation (FDIC), in the basic FDIC insurance amount of $100,000 per depositor, per insured bank. This includes principal and accrued interest up to a total of $100,000.  Note:  On May 20, 2009, FDIC deposit insurance temporarily increased from $100,000 to $250,000 per depositor through December 31, 2013.

The Company acknowledges that it has full power to direct investments of the Account(s).

The Company understands that it may change this direction at any time and that it shall continue in effect until revoked or modified by the Company by written notice to you.

/s/ Charles Muniz	/s/ James McCash
Authorized Representative	Authorized Representative

ALFACELL CORPORATION	ESCROW REPRESENTATIVE

October 19, 2009	October 19, 2009
Date	Date

EXHIBIT B

Escrow Account Joint Disbursement Instructions

Wells Fargo Bank, National Association

45 Broadway, 14th Floor

New York, NY 10006

RE:

Escrow Agreement dated October 19, 2009

This letter is delivered pursuant to Section 1.3(b) of that certain Escrow Agreement (the “Escrow Agreement”) dated October 19, 2009 by and among Alfacell Corporation (the “Company”), James McCash (the “Escrow Representative”) and Wells Fargo Bank (the “Escrow Agent”).

The Company hereby certifies that the Disbursement Conditions (as defined in the Escrow Agreement) set forth in Section 1.3(a) of the Escrow Agreement have been satisfied.  The Company and the Escrow Representative hereby instruct the Escrow Agent to release the sum of $ ____________ from the Escrow Property to the party indicated below (or on any annex attached hereto and acknowledged by each of Buyer and Seller) by wire transfer.

Wire Transfer Instructions:

Name on

Account:

__________________________

Bank Name:

__________________________

Account

Number:

__________________________

Bank ABA/

Routing:

__________________________

Reference:

__________________________

The undersigned has caused its duly authorized representative to execute this letter as of the date hereof.

Sincerely,

ESCROW REPRESENTATIVE	ALFACELL CORPORATION

By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

EXHIBIT C-1

CERTIFICATE AS TO AUTHORIZED SIGNATURES

The specimen signatures shown below are the specimen signatures of the individuals who have been designated as authorized representatives of ALFACELL CORPORATION and are authorized to initiate and approve transactions of all types for the escrow account or accounts established under the Escrow Agreement to which this Exhibit C-1 is attached, on behalf of ALFACELL CORPORATION.

Name / Title	Specimen Signature
Name: Charles Muniz Title: Chief Executive Officer	/s/ Charles Muniz Signature

EXHIBIT C-2

CERTIFICATE AS TO AUTHORIZED SIGNATURES

The specimen signatures shown below are the specimen signatures of the individuals who have been designated as authorized representatives of the ESCROW REPRESENTATIVE and are authorized to initiate and approve transactions of all types for the escrow account or accounts established under the Escrow Agreement to which this Exhibit C-2 is attached, on behalf of the Escrow Parties.

Name / Title	Specimen Signature
Name: James McCash Title: Escrow Representative	/s/ James McCash Signature

EXHIBIT D

FEES OF ESCROW AGENT